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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Registration Statement relating to the issuance of convertible subordinated debt of Acceptance Insurance Companies Inc. on Form S-3 of our report dated March 28, 1994, appearing in the Prospectus, which is part of this Registration Statement, and to the references to us under the heading "Experts" in such Prospectus. Such report includes an explanatory paragraph regarding the change in accounting method as described in Note 1 to the consolidated financial statements.

     We consent to the incorporation by reference in the above mentioned Registration Statement of the reports of Deloitte & Touche dated March 28, 1994, appearing in the Annual Report on Form 10-K/A-2 of Acceptance Insurance Companies Inc. for the year ended December 31, 1993.

     We also consent to the incorporation by reference in the above mentioned Registration Statement of the report of Deloitte & Touche dated April 20, 1992 (July 7, 1993 as to Note P) relating to the consolidated financial statements of The Redland Group, Inc. and subsidiaries for the years ended December 31, 1991 and 1990, appearing in the Current Report on Form 8-K of Acceptance Insurance Companies Inc. dated July 2, 1993.

DELOITTE & TOUCHE LLP

Omaha, Nebraska
February 21, 1995